UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549



	SCHEDULE 13G


	Under the Securities Exchange Act of 1934

	(Amendment No.     1    )*


	Avnet, Inc.
	(Name of Issuer)

	Common Stock
	(Title of Class of Securities)

	053807103
	(CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
















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CUSIP No.  053807103

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               First Pacific Advisors, Inc.
               04-3118452

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]

3)  SEC USE ONLY



4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Massachusetts

                   (5)  SOLE VOTING POWER
                                                                 -0-
  NUMBER OF
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY                                                  2,394,865
OWNED BY EACH
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                     -0-

                   (8)  SHARED DISPOSITIVE POWER
                                                              5,946,365

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               5,946,365

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               4.9

12) TYPE OF REPORTING PERSON*

               IA







*SEE INSTRUCTION BEFORE FILLING OUT!



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ITEM 1(a)    NAME OF ISSUER.

               Avnet, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2211 South 47th Street, Phoenix, AZ  85034

ITEM 2(a)    NAME OF PERSON FILING.

               First Pacific Advisors, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Massachusetts

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Common Stock

ITEM 2(e)    CUSIP NUMBER.

               053807103

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             First Pacific Advisors, Inc. had less than 5% beneficial ownership of the outstanding Common Stock of Avnet, Inc. as of December 31, 2003.

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A










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ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


	February 10, 2004

Date


	/s/ J. Richard Atwood

Signature



	J. Richard Atwood, Principal & Chief Operating Officer

Name/Title



















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